                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             WILLIAMS CONTROLS, INC.
              -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    969465103
              -----------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
              -----------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [x] Rule 13d-1(b)

        [x] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 969465103

   1.    NAME OF REPORTING PERSON(S)
              Eubel Brady & Suttman Asset Management, Inc.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
-------------------------------------------------------------------------------
   3.    SEC USE ONLY
-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                            562,102 common
                                    1,666,667 Series A conv. preferred
                                       38,181 Series A warrants
                                      762,500 warrants
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                                      562,102 common
                                    1,666,667 Series A conv. preferred
                                       38,181 Series A warrants
                                      762,500 warrants
-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                562,102 common
              1,666,667 Series A conv. preferred
                 38,181 Series A warrants
                762,500 warrants
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 13.53%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*
              IA, CO

CUSIP No. 969465103

   1.    NAME OF REPORTING PERSON(S)
              Ronald L. Eubel

-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY
-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
              United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                            562,102 common
                                    2,121,212 Series A conv. preferred
                                       38,181 Series A warrants
                                      812,500 warrants

   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                                      562,102 common
                                    2,121,212 Series A conv. preferred
                                       38,181 Series A warrants
                                      812,500 warrants
-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                562,102 common
              2,121,212 Series A conv. preferred
                 38,181 Series A warrants
                812,500 warrants
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              15.43%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*
              IN

CUSIP No. 969465103

   1.    NAME OF REPORTING PERSON(S)
              Mark E. Brady
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
-------------------------------------------------------------------------------
   3.    SEC USE ONLY
-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
              United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES                   25,000 warrants
  BENEFICIALLY    -------------------------------------------------------------

    OWNED BY      6.   SHARED VOTING POWER
      EACH                            562,102 common
                                    2,121,212 Series A conv. preferred
                                       38,181 Series A warrants
                                      812,500 warrants
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                             25,000 warrants
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                                      562,102 common
                                    2,121,212 Series A conv. preferred
                                       38,181 Series A warrants
                                      812,500 warrants

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                562,102 common
              2,121,212 Series A conv. preferred
                 38,181 Series A warrants
                837,500 warrants
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              15.52%

-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*
              IN

CUSIP No. 969465103

   1.    NAME OF REPORTING PERSON(S)
              Robert J. Suttman
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
-------------------------------------------------------------------------------
   3.    SEC USE ONLY
-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
              United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES                             7,330 common
                                       25,000 warrants

  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                            562,102 common
                                    2,121,212 Series A conv. preferred
                                       38,181 Series A warrants
                                      812,500 warrants

   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                              7,330 common
                                       25,000 warrants
                  -------------------------------------------------------------

                  8.       SHARED DISPOSITIVE POWER
                                      562,102 common
                                    2,121,212 Series A conv. preferred
                                       38,181 Series A warrants
                                      812,500 warrants
-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                569,432 common
              2,121,212 Series A conv. preferred
                 38,181 Series A warrants
                837,500 warrants

-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              15.56%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*
              IN

CUSIP No. 969465103

   1.    NAME OF REPORTING PERSON(S)
              William E. Hazel
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
-------------------------------------------------------------------------------
   3.    SEC USE ONLY
-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
              United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                            562,102 common
                                    2,121,212 Series A conv. preferred
                                       38,181 Series A warrants
                                      812,500 warrants
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                                      562,102 common
                                    2,121,212 Series A conv. preferred
                                       38,181 Series A warrants
                                      812,500 warrants
-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    562,102 common
                  2,121,212 Series A conv. preferred
                     38,181 Series A warrants
                    812,500 warrants

-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              15.43%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*
              IN

CUSIP No. 969465103

   1.    NAME OF REPORTING PERSON(S)
              Bernard J. Holtgreive
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
-------------------------------------------------------------------------------
   3.    SEC USE ONLY
-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
              United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                            562,102 common
                                    2,121,212 Series A conv. preferred
                                       38,181 Series A warrants
                                      812,500 warrants
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                                      562,102 common
                                    2,121,212 Series A conv. preferred
                                       38,181 Series A warrants
                                      812,500 warrants
-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                562,102 common
              2,121,212 Series A conv. preferred
                 38,181 Series A warrants
                812,500 warrants
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              15.43%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*
              IN

Item 1.           (a)      Name of Issuer:
                                    Williams Controls, Inc.

                           -----------------------------------------------------
                  (b)      Address of Issuer's Principal Executive Offices:

                                    14100 SW 72nd Avenue
                                    Portland, OR  97224
                           -----------------------------------------------------
Item 2.           (a)      Name of Person Filing:
                                    Eubel Brady & Suttman Asset Management, Inc.
                                      ("EBS")
                                    Ronald L. Eubel*
                                    Mark E. Brady*
                                    Robert J. Suttman*
                                    William E. Hazel*
                                    Bernard J. Holtgreive*

                                    *These individuals may, as a result of their
                           ownership in and positions with EBS and other affiliated entities, be deemed to be indirect beneficial owners of the equity securities held by EBS and two affiliated entities, EBS Partners, LP and EBS Microcap, LP. The filing of this statement shall not be deemed an admission by Ronald L. Eubel, Mark
                           E. Brady, Robert J. Suttman, William E. Hazel or Bernard J. Holtgreive that any of them beneficially own the securities for which they report shared dispositive power and shared voting power, regardless of whether they are acting in concert or acting severally.
                  -------------------------------------------------------------
                  (b)      Address of Principal Business Office, or if None,
                           Residence:
                                    7777 Washington Village Drive
                                    Suite 210
                                    Dayton, OH 45459

                  -------------------------------------------------------------
                  (c)      Citizenship:

                                    Eubel Brady & Suttman Asset Management, Inc.
                                        - Delaware corporation
                                    Ronald L. Eubel, Mark E. Brady, Robert J.
                                    Suttman, William E. Hazel and Bernard J.
                                        Holtgreive - United States citizens
                  -------------------------------------------------------------
                  (d)      Title of Class of Securities:
                                    Common Stock
                  -------------------------------------------------------------
                  (e)      CUSIP Number:
                                    969465103
                  -------------------------------------------------------------

Item 3.

(e)      (x)      Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940
If this statement is filed pursuant to Rule 13d-1(c), check this box (x)

Item 4.           Ownership.

         (a) Amount Beneficially Owned

                  Eubel Brady & Suttman Asset Management, Inc., 562,102 common shares, 1,666,667 Series A convertible preferred shares, 38,181

                  Series A warrants and 762,500 warrants. Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive may, as a result of their ownership in and positions with EBS and other affiliated entities, be deemed to be indirect beneficial owners of the 562,102 common shares, 2,121,212 Series A convertible preferred shares, 38,181 Series A warrants and 812,500 warrants held by EBS and two affiliated entities, EBS Partners, LP and EBS Microcap, LP. Mr. Brady is the beneficial owner of an additional 25,000 warrants and Mr. Suttman is the beneficial owner of an additional 7,330 common shares and 25,000 warrants.

         (b) Percent of Class

                  Eubel Brady & Suttman Asset Management, Inc. 13.53%
                  Mark E. Brady                                15.52%
                  Robert J. Suttman                            15.56%
                  Messrs. Eubel, Hazel and Holtgreive          15.43%

         (c) Number of Shares as to which the Person has:

                  (i)      Sole power to vote or direct the vote
                               7,330 common (Mr. Suttman only)
                              25,000 warrants (Mr. Suttman only)
                              25,000 warrants (Mr. Brady only)
                  (ii)     Shared power to vote or direct the vote
                             562,102 common
                           2,121,212 Series A conv. preferred
                              38,181 Series A warrants
                             812,500 warrants (Messrs. Eubel, Brady, Suttman,
                                               Hazel and Holtgreive)
                             562,102 common
                           1,666,667 Series A conv. preferred
                              38,181 Series A warrants
                             762,500 warrants (EBS)

                  (iii)    Sole power to dispose or to direct the disposition of
                               7,330 common (Mr. Suttman only)
                              25,000 warrants (Mr. Suttman only)
                              25,000 warrants (Mr. Brady only)

                  (iv) Shared power to dispose or to direct the disposition of
                             562,102 common
                           2,121,212 Series A conv. preferred
                              38,181 Series A warrants
                             812,500 warrants (Messrs. Eubel, Brady, Suttman,
                                               Hazel and Holtgreive)
                             562,102 common
                           1,666,667 Series A conv. preferred
                              38,181 Series A warrants
                             762,500 warrants (EBS)

Item 5.           Ownership of Five Percent or Less of a Class.

                  Inapplicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person.

                  Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                  Inapplicable

Item 8.           Identification and Classification of Members of the Group.

                  Inapplicable

Item 9.           Notice of Dissolution of Group.

                  Inapplicable

Item 10.          Certification.

         With respect to Eubel Brady & Suttman Asset Management, Inc.:

         Certification for Rule 13d-1(b): By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         With respect to Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William E. Hazel and Bernard J. Holtgreive:

         Certification for Rule 13d-1(c): By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         With respect to all reporting persons: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2004

            EUBEL BRADY & SUTTMAN ASSET MANAGEMENT, INC.
Signature:  /s/ RONALD L. EUBEL
            -----------------------------------------------------------------
            By:  Ronald L. Eubel
            Title: Chief Executive Officer

Signature:  /s/ RONALD L. EUBEL
            -----------------------------------------------------------------
Name/Title  Ronald L. Eubel

Signature:  /s/ MARK E. BRADY

            -----------------------------------------------------------------
Name/Title  Mark E. Brady

Signature:  /s/ ROBERT J. SUTTMAN
            -----------------------------------------------------------------
Name/Title  Robert J. Suttman

Signature:  /s/ WILLIAM E. HAZEL
            -----------------------------------------------------------------
Name/Title  William E. Hazel

Signature:  /s/ BERNARD J. HOLTGREIVE
            -----------------------------------------------------------------
Name/Title  Bernard J. Holtgreive

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                    AGREEMENT

         The undersigned agree that this Schedule 13G dated February 13, 2004 relating to the Common Stock of Williams Controls, Inc. shall be filed on behalf of the undersigned.

                                    /s/  EUBEL BRADY & SUTTMAN ASSET
                                             MANAGEMENT, INC.
                                             By:  /s/ RONALD L. EUBEL
                                                      -----------------
                                             By:  Ronald L. Eubel
                                             Title:  Chief Executive Officer

                                             /s/  RONALD L. EUBEL
                                                  ------------------------------
                                                  Ronald L. Eubel

                                             /s/  MARK E. BRADY
                                                  ------------------------------
                                                  Mark E. Brady

                                             /s/  ROBERT J. SUTTMAN
                                                  ------------------------------
                                                  Robert J. Suttman

                                             /s/  WILLIAM E. HAZEL
                                                  ------------------------------
                                                  William E. Hazel

                                             /s/  BERNARD J. HOLTGREIVE
                                                  ------------------------------
                                                  Bernard J. Holtgreive